Exhibit 97
Cardiff Oncology, Inc.
CLAWBACK POLICY
Adopted September 20, 2023
I.Purpose and Scope
The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this clawback policy (the “Policy”), which provides for the recovery of erroneously awarded compensation in the event of a Covered Accounting Restatement.

II.Administration
This Policy is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and other regulations, rules and guidance of the SEC, and related securities regulations and regulations of the national securities exchange or association on which Company’s securities are listed. This Policy shall be administered by the Compensation Committee of the Board, or in the absence of such committee, a majority of the independent directors serving on a subcommittee of the Board (any such committee or subcommittee of the Board, the “Committee”).
Any determinations made by the Committee shall be final and binding. In addition, the Company shall file all disclosures with respect to this Policy in accordance with Rule 10D of the Exchange Act and Rule 10D-1 promulgated by the SEC thereunder, including the disclosures required by the applicable SEC regulations, and with the disclosure required by any rules or standards adopted by the national securities exchange or association on which the Company’s securities are listed. The Committee hereby has the power and authority to enforce the terms of this Policy and to use any and all of the Company’s resources it deems appropriate to recoup any excess Incentive Compensation subject to this Policy.

III.Covered Executives
This Policy applies to the Company’s current and former Covered Executives, as determined by the Committee in accordance with Section 10D of the Exchange Act, Rule 10D-1 promulgated by the SEC thereunder and the listing standards of the national securities exchange or association on which the Company’s securities are listed.

IV.Events That Trigger Recoupment Under This Policy
Upon the occurrence of a Covered Accounting Restatement, the Committee shall be required to recoup any excess Incentive Compensation Received by any Covered Executive during the Three-Year Recovery Period preceding a Covered Accounting Restatement, irrespective of any fault, misconduct or responsibility of such Covered Executive for the Covered Accounting Restatement.

V.Excess Incentive Compensation: Amount Subject to Recovery
The amount of Incentive Compensation to be recovered shall be the excess of the Incentive Compensation Received by the Covered Executive over the amount of Incentive Compensation which would have been received by the Covered Executive had the amount of such Incentive Compensation been calculated based on the restated financial statements, as determined by the

Committee. Amounts required to be recouped under this Policy will be calculated on a pre-tax basis.
To the extent that the impact of the accounting restatement on the amount of Incentive Compensation received cannot be calculated directly from the information in the accounting restatement (e.g., if such restatement’s impact on the Company’s share price is not clear), then such excess amount of Incentive Compensation shall be determined based on the Committee’s reasonable estimate of the effect of the accounting restatement on the share price or total shareholder return upon which the amount of Incentive Compensation received was based. The Company shall maintain documentation for the determination of such excess amount and provide such documentation to the exchange or association on which Company’s securities trade.

VI.Method of Recovery
The Committee will determine, in its sole discretion, the methods for recovering excess Incentive Compensation hereunder, which methods may include, without limitation:
a.requiring reimbursement of cash Incentive Compensation previously paid;
b.seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c.offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
d.cancelling outstanding vested or unvested equity awards; and/or
e.taking any other remedial and recovery action permitted by law, as determined by the Committee.
To the extent that a Covered Executive fails to repay all excess Incentive Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such excess Incentive Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such excess Incentive Compensation in accordance with the immediately preceding sentence.
I.Impracticability
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, as specified in the following sentence. Recovery shall only be deemed impractical if: (A) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (before concluding that it would be impracticable to recover any amount of excess Incentive Compensation based on expense of enforcement, the Committee shall make a reasonable attempt to recover such excess Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the exchange or association on which the Company’s securities are trading); (B) recovery would violate home country law where that law was adopted prior to November 28, 2022 (before concluding that it would be impracticable to recover any amount of excess Incentive Compensation based on violation of home country law, the Committee shall obtain an opinion of home country counsel, acceptable to the applicable national securities exchange or association on which Company’s securities are trading, that recovery would result in such a violation, and must provide such opinion to the exchange or association); or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a), and the regulations promulgated thereunder.

II.Other Recoupment Rights; Acknowledgement
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Executive (see Exhibit A); provided, that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

III.No Indemnification or Company-Paid Insurance
The Company shall not indemnify any Covered Executive against the loss of any excess Incentive Compensation. In addition, the Company will be prohibited from paying or reimbursing a Covered Executive for premiums of any third-party insurance purchased to fund any potential recovery obligations.
IV.Amendment and Termination; Interpretation
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect and comply with further regulations, rules and guidance of the SEC, and rules of the stock exchange or association on which Company’s common shares are listed. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. To the extent of any inconsistency between this Policy and such regulations, rules and guidance, such regulations, rules and guidance shall control and this policy shall be deemed amended to incorporate such regulations, rules and guidance unless the Board or the Committee shall expressly determine otherwise. This Policy shall be applicable, binding and enforceable against all Covered Executives and their beneficiaries, heirs, successors, executors, administrators and other legal representatives, to the fullest extent of the law.

V.Definitions
For purposes of this Policy, the following terms shall have the following meanings:
1.“Board” means the Board of Directors of the Company.

2.“Company” means Cardiff Oncology, Inc.

3.A “Covered Accounting Restatement” is any accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws. A Covered Accounting Restatement includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). A Covered Accounting Restatement does not include an out-of-period adjustment when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period; retrospective application of a change in accounting principle; retrospective revision to reportable segment information due to a change in the structure of an issuer’s internal organization; retrospective reclassification due to a discontinued operation; retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

4.“Covered Executive” means any person who:

a.Has received applicable Incentive Compensation:
i. During the Three-Year Recovery Period; and
ii. After beginning service as an Executive Officer; and
b.Has served as an Executive Officer at any time during the performance period for such Incentive Compensation.

5.“Effective Date” means the date the Policy is adopted by the Board.

6.“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

7.“Executive Officer” means an “executive officer” as defined in Exchange Act Rule 10D-1(d), and includes any person who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (with any executive officers of the Company’s parent(s) or subsidiaries being deemed executive officers of the Company if they perform such policy making functions for the Company). All executive officers of the Company identified by the Board pursuant to 17 CFR 229.401(b) shall be deemed “Executive Officers.”

8.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including share price and total shareholder return. Financial Reporting Measures shall include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well other financial measures, metrics and ratios that are non-GAAP measures, like same store sales. Financial Reporting Measures may or may not be included in a filing with the SEC, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations. Financial Reporting Measures include without limitation:

a.Company share price.
b.Total shareholder return.
c.Revenues.
d.Net income.
e.Earnings before interest, taxes, depreciation, and amortization (EBITDA).
f.Funds from operations.

g.Liquidity measures such as working capital or operating cash flow.
h.Return measures such as return on invested capital or return on assets.
i.Earnings measures such as earnings per share.

9.“Incentive Compensation” means any compensation which (A) was approved, awarded or granted to, or earned by a Covered Executive while the Company has a class of securities listed on a national securities exchange or a national securities association, and (B) approved, awarded or granted to, or earned by the Covered Executive following on or after October 2, 2023 (including any award under any long-term or short-term incentive compensation plan of the Company, including any other short-term or long-term cash or equity incentive award or any other payment) that, in each case, is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure.

10.Incentive Compensation shall be deemed Received, either wholly or in part, in the fiscal year during which any applicable Financial Reporting Measure is attained , or based on, the achievement of any Financial Reporting Measure on which such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year.

11.Three-Year Recovery Period means the three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from the Company’s transition to different fiscal year measurement dates) immediately preceding the earlier of: (A) the date upon which the Board or Committee, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare Covered Accounting Restatement.

Exhibit A
Cardiff Oncology, Inc.
CLAWBACK POLICY ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Cardiff Oncology, Inc. (the “Company”) Clawback Policy effective as of [_______], 2023 (the “Policy”). Capitalized terms used but not otherwise defined in this acknowledgement form shall have the meanings ascribed to such terms in the Policy.
The undersigned further acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning to the Company reasonably promptly the amount of any Incentive Compensation Received during a Three-Year Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on restated financial statements, to the extent required by, and in a manner permitted by, the Policy, as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

Signature:     _____________________________
Name:     [Employee]